Exhibit 10.2

IN THE CIRCUIT COURT OF THE 11TH JUDICIAL CIRCUIT, IN AND FOR MIAMI-DADE COUNTY, FLORIDA

GENERAL JURISDICTION DIVISION

CASE NO. 12-28576 CA 10

SOCIUS CG II, LTD., a Bermuda

exempted company,

Plaintiff,

v.

ADVAXIS, INC.,

a Delaware corporation,

Defendant.

_________________________________________/

STIPULATION FOR SETTLEMENT OF CLAIM

Plaintiff, Socius CG II, Ltd. (“Socius”), on the one hand, and Defendant, Advaxis, Inc. (“Advaxis”), on the other hand, stipulate to the entry of the Agreed Order Approving Settlement (the “Agreed Order”), attached hereto as Exhibit A, and further stipulate and agree as follows:

1.          Advaxis is a Delaware corporation with its principal place of business located in Princeton, New Jersey 08540. Advaxis hereby acknowledges receipt of the Complaint filed by Socius on July 20, 2012, and agrees to waive any requirement that Socius formally serve Advaxis with process. Advaxis accepts service of process as of the date of this Stipulation.

2.          Socius and Advaxis request that the Court enter an order substantially in the form of the Agreed Order attached hereto as Exhibit A

3.          Socius owns a bona fide claim against Advaxis in the aggregate amount of $2,888,860, which consists of (i) past due invoices in the aggregate amount of $1,841,853 which Socius purchased from Numoda Corporation, pursuant to a July 13, 2012 Claim Purchase Agreement, (ii) late charges and interest thereon in the aggregate amount of $309,751 which Advaxis owes to Socius pursuant to a July 23, 2012 Forbearance Agreement, (iii) a risk premium fee equal to twenty-five percent (25%) of the original claim which Advaxis hereby agrees that it owes to Socius in consideration for Socius’ agreement to enter into this settlement and accept shares of Advaxis’ common stock rather than cash for the original claim, (iv) broker transaction fees in the aggregate amount of $236,792 which Advaxis hereby agrees that it owes Socius in order to reimburse Socius for the costs of liquidating the shares of Advaxis’ common stock received pursuant to this settlement and (v) costs associated with this settlement, including without limitation legal fees, in the aggregate amount of $40,000 (collectively, the “Claim”). Pursuant to the Claim Purchase Agreement, Numoda Corporation sold, transferred, and assigned to Socius all rights to payment of certain past-due invoices for services duly rendered to Advaxis. Numoda Corporation issued invoices to Advaxis for services rendered through July 15, 2012 in the aggregate amount of $1,841,853, payable upon receipt. Such invoices have not been paid and are past due in their entirety; and

4.          Advaxis has not paid, and will not be able to pay in the near term, any amounts due on the Claim, or any amount thereof. As a result, on July 20, 2012, Socius filed the above-captioned action (the “Action”), which Action the parties now seek to settle by this Stipulation.

5.          Advaxis desires to settle the Claim in exchange for the issuance to Socius of shares of Advaxis’ common stock (the “Common Stock”). Socius is willing to accept such shares of Common Stock in accordance with the terms of this Stipulation, subject to court approval following a hearing as required by Section 3(a)(10) of the Securities Act of 1933, as amended (the “Act”). Section 3(a)(10) provides in its entirety as follows:

Section 3 -- Classes of Securities under this Title

(a)	Exempted securities. Except as hereinafter expressly provided, the provisions of this title shall not apply to any of the following classes of securities:...

10.	Except with respect to a security exchanged in a case under title 11 of the United States Code, any security which is issued in exchange for one or more bona fide outstanding securities, claims or property interests, or partly in such exchange and partly for cash, where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear, by any court, or by any official or agency of the United States, or by any State or Territorial banking or insurance commission or other governmental authority expressly authorized by law to grant such approval;

(Emphasis added.)

6.          Socius is the sole person to whom the shares of Common Stock are proposed to be issued, and is therefore the only person entitled to notice of hearing and an opportunity to be heard in accordance with the statute. Socius has agreed to the proposed settlement terms and conditions, and believes that they are sufficiently fair such that Socius is willing to enter into this Stipulation. In addition, Advaxis’s board of directors has considered the proposed settlement and has resolved that its terms and conditions are fair to, and in the best interests of, Advaxis and its stockholders. Accordingly, both parties shall request Court approval of the settlement provided for herein (following the hearing referred to in the next sentence) as fair, reasonable and adequate. The parties shall submit this Stipulation to the Court, on a motion seeking an expedited hearing, and shall request that the Court enter the Agreed Order approving this Stipulation at the hearing thereon.

7.          It is the intent and effect of this Stipulation that the Agreed Order, when signed, shall end, finally and forever (i) any claims to payment or compensation of any kind or nature that Socius had, now has, or may assert in the future against Advaxis arising out of the Claim, and (ii) any claims, including, without limitation, for offset or counterclaim, that Advaxis had, now has, or may assert in the future against Socius arising out of the Claim. In this regard, and subject to full and complete compliance with the Agreed Order, effective upon the execution of the Agreed Order, each party hereby releases and forever discharges the other party, including all of the other party’s employees, officers, directors, members, partners, agents, affiliates, subsidiaries and attorneys, from any and all claims, demands, obligations (fiduciary or otherwise), and causes of action, whether known or unknown, suspected or unsuspected, arising out of, connected with, or incidental to the Claim.

8.          In full and final settlement of the Claim, subject to Section 10 below, Advaxis will issue and deliver to Socius or its designee (i) an aggregate of eleven million one hundred eleven thousand (11,111,000) shares of Common Stock on the Initial Settlement Date (as defined below) with respect to one-half of the Claim (the “First Tranche Settlement Shares”) and (ii) such number of shares of Common Stock on the First Tranche True Up Date (as defined below) equal to (a) the remaining half of the Claim, divided by (b) the First Tranche True Up Measuring Price (as defined below), with respect to the remaining half of the Claim (the “Second Tranche Settlement Shares” and, together with the First Tranche Settlement Shares, the “Initial Settlement Shares” and, together with any True-Up Settlement Shares (as defined below) and Legal Fees Settlement Shares (as defined below), the “Settlement Shares”).

9.          Subject to adjustment pursuant to Section 10 below:

a.          No later than the first trading day following the date that the Court enters its Agreed Order approving this Stipulation (the “Initial Settlement Date”), Advaxis shall (i) immediately issue the First Tranche Settlement Shares to Socius’s or its designee’s balance account with The Depository Trust Company (DTC) through the Fast Automated Securities Transfer (FAST) Program of DTC’s Deposit/Withdrawal at Custodian (DWAC) system, without any restriction on transfer or resale, time being of the essence, by transmitting via facsimile and overnight delivery such irrevocable and unconditional instruction to Advaxis’s stock transfer agent, and (ii) if required by Advaxis’s stock transfer agent cause its legal counsel to issue an opinion to Advaxis’s transfer agent, in form and substance acceptable to both parties and such transfer agent, that the shares may be so issued.

 b.          On the First Tranche True Up Date (as defined below), Advaxis shall (i) immediately issue the Second Tranche Settlement Shares to Socius’s or its designee’s balance account with The Depository Trust Company (DTC) through the Fast Automated Securities Transfer (FAST) Program of DTC’s Deposit/Withdrawal at Custodian (DWAC) system, without any restriction on transfer or resale, time being of the essence, by transmitting via facsimile and overnight delivery such irrevocable and unconditional instruction to Advaxis’s stock transfer agent, and (ii) if required by Advaxis’s stock transfer agent cause its legal counsel to issue an opinion to Advaxis’s transfer agent, in form and substance acceptable to both parties and such transfer agent, that the shares may be so issued.

c.          On the Second Tranche True Up Date (as defined below), Advaxis shall (i) immediately issue a number of shares of Common Stock equal to Socius’ legal fees, expenses and costs incurred through the Second Tranche True Up Date, with the total dollar amount divided by the Required Market Price (as defined below) (the “Legal Fees Settlement Shares”) to Socius’s or its designee’s balance account with The Depository Trust Company (DTC) through the Fast Automated Securities Transfer (FAST) Program of DTC’s Deposit/Withdrawal at Custodian (DWAC) system, without any restriction on transfer or resale, time being of the essence, by transmitting via facsimile and overnight delivery such irrevocable and unconditional instruction to Advaxis’s stock transfer agent, and (ii) if required by Advaxis’s stock transfer agent cause its legal counsel to issue an opinion to Advaxis’s transfer agent, in form and substance acceptable to both parties and such transfer agent, that the shares may be so issued.

10.          The parties acknowledge and agree that the number of First Tranche Settlement Shares has been calculated assuming a market price of the Common Stock equal to $0.13, which represents the quotient of (x) the fair market value of one-half of the Claim as of the Initial Settlement Date, divided by (y) the number of First Tranche Settlement Shares required to be delivered by the Company to Socius (or its designee) on the Initial Settlement Date (the “Required Market Price”). The parties agree that the total number of Settlement Shares to be issued to Socius or its designee in connection with this Stipulation and the Agreed Order shall be adjusted (i) on the 21st trading day following the Initial Settlement Date (the 20 trading day period following the Initial Settlement Date, the “First Tranche True-Up Period,” and the 21st trading day following the Initial Settlement Date, the “First Tranche True-Up Date”), and (ii) on the 21st trading day following the First Tranche True-Up Date (the 20 trading day period following the First Tranche True-Up Date, the “Second Tranche True-Up Period,” and the 21st trading day following the First Tranche True-Up Date, the “Second Tranche True-Up Date”), as follows:

a.          If, on the First Tranche True-Up Date, the sum of (x) $0.067 and (y) seventy-five percent (75%) of the arithmetic average of the closing sale price of the Common Stock on each trading day during the First Tranche True-Up Period (the “First Tranche True-Up Measuring Price”) is less than the Required Market Price, then Socius may deliver a written notice to Advaxis by facsimile or email requesting that such number of additional shares of Common Stock be delivered to Socius equal to the difference of (A) the quotient of (x) the fair market value of one-half of the Claim as of the Initial Settlement Date, divided by (y) the First Tranche True-Up Measuring Price, less (B) the number of First Tranche Settlement Shares delivered to Socius prior to the First Tranche True-Up Date (the “Socius First Tranche True-Up Settlement Shares”). If, on the First Tranche True-Up Date, the First Tranche True-Up Measuring Price is greater than the Required Market Price, then Advaxis may deliver a written notice to Socius by facsimile or email requesting that Socius return to Advaxis for cancellation such number of shares of Common Stock equal to the difference of (A) the number of First Tranche Settlement Shares delivered to Socius prior to the First Tranche True-Up Date, less (B) the quotient of (x) the fair market value of one-half of the Claim as of the First Tranche Settlement Date, divided by (y) the First Tranche True-Up Measuring Price (the “Advaxis First Tranche True-Up Settlement Shares” and, together with the Socius First Tranche True-Up Settlement Shares, the “First Tranche True-Up Settlement Shares”). Subject to Section 10.e below, within one trading day following delivery of such notice from Socius, Advaxis shall deliver to Socius or its designee, in compliance with the procedure set forth in paragraph 10 above (including, without limitation, issuance of the legal opinion to the transfer agent at Advaxis’s sole cost and expense), the Socius First Tranche True-Up Settlement Shares owed to Socius, if any, in accordance with the mechanics described in Section 9 above, mutatis mutandis.

b.          If, at any time during the First Tranche True-Up Period, the trading price of the Common Stock declines by 17% or more from the trading price on the First Tranche Settlement Date, Socius may deliver a written notice to Advaxis by facsimile or email requesting that a specified number of additional shares of Common Stock be delivered and containing the calculation for the number of additional shares requested. Socius may in its sole discretion deliver one or more such notices during the First Tranche True-Up Period. Within one trading day following delivery of each such notice, Advaxis shall deliver to Socius or its designee, in compliance with the procedure set forth in paragraph 10 above (including, without limitation, issuance of the legal opinion to the transfer agent at Advaxis’s sole cost and expense), the number of additional shares of Common Stock requested in the notice. Any additional shares of Common Stock issued or issuable pursuant to this Section 10.b. will be considered Settlement Shares for purposes of any calculation of the total number of First Tranche True-Up Settlement Shares pursuant to Section 10.a.

c.          If, on the Second Tranche True-Up Date, the sum of (x) $0.067 and (y) seventy-five percent (75%) of the arithmetic average of the closing sale price of the Common Stock on each trading day during the Second Tranche True-Up Period (the “Second Tranche True-Up Measuring Price”) is less than the First Tranche True-Up Measuring Price, then Socius may deliver a written notice to Advaxis by facsimile or email requesting that such number of additional shares of Common Stock be delivered to Socius equal to the difference of (A) the quotient of (x) the fair market value of one-half of the Claim as of the First Tranche True-Up Date, divided by (y) the Second Tranche True-Up Measuring Price, less (B) the number of Second Tranche Settlement Shares delivered to Socius prior to the Second Tranche True-Up Date (the “Socius Second Tranche True-Up Settlement Shares”). If, on the Second Tranche True-Up Date, the Second Tranche True-Up Measuring Price is greater than the First Tranche True-Up Measuring Price, then Advaxis may deliver a written notice to Socius by facsimile or email requesting that Socius return to Advaxis for cancellation such number of shares of Common Stock equal to the difference of (A) the number of Second Tranche Settlement Shares delivered to Socius prior to the Second Tranche True-Up Date, less (B) the quotient of (x) the fair market value of one-half of the Claim as of the Second Tranche Settlement Date, divided by (y) the Second Tranche True-Up Measuring Price (the “Advaxis Second Tranche True-Up Settlement Shares” and, together with the Socius Second Tranche True-Up Settlement Shares, the “Second Tranche True-Up Settlement Shares” and, together with the First Tranche True-Up Settlement Shares, the “True-Up Settlement Shares”). Subject to Section 10.e below, within one trading day following delivery of such notice from Socius, Advaxis shall deliver to Socius or its designee, in compliance with the procedure set forth in paragraph 10 above (including, without limitation, issuance of the legal opinion to the transfer agent at Advaxis’s sole cost and expense), the Socius Second Tranche True-Up Settlement Shares owed to Socius, if any, in accordance with the mechanics described in Section 9 above, mutatis mutandis.

d.          If, at any time during the Second Tranche True-Up Period, the trading price of the Common Stock declines by 17% or more from the trading price on the First Tranche True-Up Date, Socius may deliver a written notice to Advaxis by facsimile or email requesting that a specified number of additional shares of Common Stock be delivered and containing the calculation for the number of additional shares requested. Socius may in its sole discretion deliver one or more such notices during the Second Tranche True-Up Period. Within one trading day following delivery of each such notice, Advaxis shall deliver to Socius or its designee, in compliance with the procedure set forth in paragraph 10 above (including, without limitation, issuance of the legal opinion to the transfer agent at Advaxis’s sole cost and expense), the number of additional shares of Common Stock requested in the notice. Any additional shares of Common Stock issued or issuable pursuant to this Section 10.d. will be considered Settlement Shares for purposes of any calculation of the total number of Second Tranche True-Up Settlement Shares pursuant to Section 10.c.

e.          If the number of shares of Common Stock to be issued to Socius or its designee in connection with the settlement of the Claim, aggregated with all shares of Common Stock then owned or beneficially owned or controlled by, collectively, Socius and its affiliates, at any time would exceed 9.99% of the total number of shares of Common Stock then outstanding (the “Maximum Percentage”), no additional shares of Common Stock shall be issuable to Socius or its designee hereunder until Socius has delivered written notice to the Company that such issuance would not exceed the “Maximum Percentage”. Unless Socius delivers written notice to the Company that an issuance hereunder would violate this Section 10.e., the Company may assume that no violation of this Section 10.e. shall occur with respect to such issuance hereunder. Notwithstanding the foregoing, the Company shall deliver to Socius or its designee any shares of Common Stock which are not issuable to Socius or its designee hereunder solely as a result of this Section 10.e. as promptly as commercially practicable following the Company’s receipt of written notice from Socius or its designee, as applicable, that such issuance would no longer result in a violation of this Section 10.e.

f.          The parties hereto acknowledge and agree that if, on any given date after the date hereof, Advaxis does not have enough shares of Common Stock available (it being understood by the parties hereto that all reserved shares of Common Stock issuable pursuant to the exercise or conversion, as applicable, of warrants, options, convertible notes or similar securities outstanding as of the date hereof shall not be available for issuance hereunder), to be issued to Socius hereunder, including without limitation as required by Sections 8, 9 or 10 hereof, on such given date pursuant to the certificate of incorporation of Advaxis as in effect on such given date, then a breach shall exist under this Agreement as Advaxis shall have failed to comply in full with the terms and conditions hereof (a “Settlement Failure”). Upon any such Settlement Failure, the parties hereto agree that such portion of the Claim with respect to such breach shall be reinstated hereunder (the “Reinstated Claim”) and such Reinstated Claim shall not be deemed to have been settled hereunder. For the avoidance of doubt, as of any given date, Advaxis shall have no obligation hereunder to deliver shares of Common Stock to Socius in excess of the number of shares of Common Stock available under the certificate of incorporation of Advaxis as in effect as of such given date.

11.          The Parties hereby make the following representations and warranties:

a.          Advaxis represents and warrants to Socius and its affiliates that the shares of Common Stock provided for above are duly authorized and, when issued pursuant to the Agreed Order, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, encumbrances and preemptive and similar rights to subscribe for or purchase securities. As of the date hereof, Advaxis has reserved from its duly authorized capital stock, 22,222,000 shares of Common Stock. Advaxis further represents and warrants to Socius and its affiliates that the execution of this Stipulation and performance of the Agreed Order by Advaxis and Socius will not (i) conflict with, violate, or cause a breach or default under any agreements between Advaxis and the creditors (or any affiliate thereof) related to the debt comprising the Claim, or (ii) require any waiver, consent, or other action of Advaxis or the creditors, or their respective affiliates, that has not already been obtained. Without limitation, Advaxis hereby waives any provision in any agreement related to the debt comprising the Claim (x) requiring payments to be applied in a certain order, manner, or fashion, or (y) providing for exclusive jurisdiction and venue in any court other than this Court. Advaxis further represents that it has all necessary power and authority to (i) execute, deliver and perform all of its obligations under this Stipulation, and (ii) sell, convey, transfer and assign the Claim to Socius. The execution, delivery and performance of this Stipulation by Advaxis has been duly authorized by all requisite action on the part of Advaxis and this Stipulation has been duly executed and delivered by Advaxis.

b.          Socius represents and warrants to Advaxis that, as of the date of this Stipulation and during the 90 calendar days prior to the date of this Stipulation, neither Socius nor any affiliate thereof is or was an officer, director, or 10% or more stockholder of Advaxis.

12.          For so long as Socius or any of its affiliates holds any shares of Common Stock of Advaxis, neither Socius nor any of its affiliates will: (i) vote any shares of Common Stock owned or controlled by it, or solicit any proxies or seek to advise or influence any person with respect to any voting securities of Advaxis; or (ii) engage or participate in any actions, plans or proposals that relate to or would result in (a) Socius or any of its affiliates acquiring additional securities of Advaxis, alone or together with any other person, which would result in Socius and its affiliates collectively beneficially owning or controlling, or being deemed to beneficially own or control, more than 9.99% of the total outstanding Common Stock or other voting securities of Advaxis, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Advaxis or any of its subsidiaries, (c) a sale or transfer of a material amount of assets of Advaxis or any of its subsidiaries, (d) any change in the present board of directors or management of Advaxis, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (e) any material change in the present capitalization or dividend policy of Advaxis, (f) any other material change in Advaxis’s business or corporate structure, (g) changes in Advaxis’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of Advaxis by any person, (h) causing a class of securities of Advaxis to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) causing a class of equity securities of Advaxis to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the “Exchange Act”), or (j) taking any action, intention, plan or arrangement similar to any of those enumerated above. The provisions of this paragraph may not be modified or waived without further order of the Court.

13.          On the first trading day after the date of the Agreed Order, and prior to the opening time for trading stocks on public exchanges located in New York City, Advaxis shall file a Form 8-K Report pursuant to Section 13 or Section 15(d) of the Exchange Act disclosing the issuance of shares pursuant to the Agreed Order approving this Stipulation and attaching a copy of the Agreed Order and this Stipulation as an exhibit thereto.

14.          Advaxis hereby agrees to indemnify, defend and hold Socius and its affiliates harmless with respect to all obligations of Advaxis arising from or incident or related to this Stipulation, including, without limitation, any claims or actions brought by shareholders of Advaxis related to this Stipulation.

15.          The parties to this Stipulation represent that each of them has been advised as to the terms and legal effect of this Stipulation and the Agreed Order provided for herein, and that the settlement and compromise stated herein is final and conclusive forthwith, subject to the conditions stated herein, and each attorney represents that his or her client has freely consented to and authorized this Stipulation.

16.          Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida, for the adjudication of the above-captioned action and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court or that such suit, action or proceeding is improper or inconvenient venue for such proceeding.

17.          Upon entry of the Agreed Order approving this Stipulation, the Action shall be dismissed with prejudice. The Court shall retain jurisdiction to enforce the terms of this Stipulation.

18.          This Stipulation constitutes Advaxis’s answer to the Complaint in this Action. Each party hereto waives a statement of decision, and the right to appeal from the Order after its entry. Advaxis further waives any defense based on the rule against splitting causes of action. Except as expressly set forth herein, each party shall bear its own attorneys’ fees, expenses and costs.

19.          This Stipulation may be executed in counterparts and by facsimile, pdf or other electronic format, each of which shall constitute an original and all of which together shall be deemed together as a single document.

DATED: July 23, 2012	Lapin & Leichtling, LLP
Attorneys for Plaintiff Socius CG II, Ltd.
255 Alhambra Circle, Suite 1250
Coral Gables, Florida 33134
Telephone: (305) 569-4100
Facsimile: (305) 569-0000
E-mail: aleichtling@ll-lawfirm.com

	By:	/s/ Adam B. Leichtling
ADAM B. LEICHTLING
Florida Bar No. 984175

DATED: July 23, 2012	SOCIUS CG II, LTD.

	By:	/s/ Terren Peizer
Terren Peizer
Managing Director
Socius CG II, Ltd.

DATED: July 23, 2012	GREENBERG TRAURIG, P.A
Attorneys for Defendant Advaxis, Inc.
333 Avenue of the Americas
Miami, Florida 33131
Telephone: (305) 579-0500
Facsimile: (305) 579-0717
E-mail: salkym@gtlaw.com

	By:	/s/ Mark A. Salky
MARK A. SALKY
Florida Bar No. 058221

DATED: July 23, 2012	ADVAXIS, INC.

	By:	/s/ Mark J. Rosenblum
Mark J. Rosenblum
Chief Financial Officer
Advaxis, Inc.